UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                             FORM 12b-25
                      NOTIFICATION OF LATE FILING
                             (Check One):

       [X]Form 10-K  [ ]Form 20-F  [ ]Form 10-Q  [ ]Form N-SAR

For Period Ended:           December 31, 1997

       [ ]     Transition Report on Form 10-K
       [ ]     Transition Report on Form 20-F
       [ ]     Transition Report on Form 11-K
       [ ]     Transition Report on Form 10-Q
       [ ]     Transition Report on Form N-SAR

For the Transition Period Ended:_______________________________________

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Read Attached Instruction sheet before Preparing Form.
Please Print of Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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Part I - Registrant Information
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Full Name of Registrant:  Supermail International, Inc.
Former Name if Applicable:

Address of Principal Executive Office (Street and Number)

	2201 Park Towne Circle, Suite 200

City, State and Zip Code

	Sacramento, CA  95825

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Part II - Rules 12b-25(b) and (c)
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If the subject report could not be filled without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following information should be completed. (Check box if appropriate.)

[x]	(a)	The reasons described in reasonable detail in Part III of
		this form could not be eliminated without unreasonable effort or expense;

	(b)	The subject annual report, semi-annual report, transition
		report on Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

	(c)	The accountant's statement or other exhibit required by
		Rule 12b-25(c) has been attached if applicable.
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Part III - Narrative
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State below in reasonable detail the reasons why Form 10-K, 20-F,
11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed withing the prescribed period. (Attach Extra
Sheets if Needed.)

	The December 31, 1997 Form 10-QSB has been delayed due to
the resignation of the Company's Controller on November 30, 1997 who has still not been replaced. The lack of a controller has placed considerable hardship on the CFO who is now required to perform the duties of controller. In addition, the closure of the accounting records for October - December was delayed because the hard drive housing the accounting system crashed and was not recovered until the later part of December putting the Company way behind in their monthly closings.
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Part IV - Other Information
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	(1)	Name and telephone of person to contact in regard to
		this notification

		Kurt lee          (916) 483-1131

	(2)	Have all other periodic reports required under section
		13 and 15(d) of the Securities Exchange Act of 1934 or
		Section 30 of the investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s)

				[x] Yes	[ ] No

	(3)	Is it anticipated that any significant change in
		results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

				[ ] Yes	[x] No

		If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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			Supermail International, Inc.
		(Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the under-signed thereunto duly authorized.

Date: March 30, 1998		By: /s/ Kurt Lee
					Chief Financial Officer

INSTRUCTION:	The Form may be signed by an executive officer of
the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative, (other than an executive officer) evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.
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					ATTENTION
	Intentional misstatements or ommissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

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				GENERAL INSTRUCTIONS

	1.	This Form is required by Rule 12b-25 (17CFR 240, 12b-24)
		of the General Rules and Regulations under the Securities
		Exchange Act of 1934.

	2.	Amendments to the notifications must also be filed on
		Form 12b-25 but need not restate information that has been correctly furnished. The Form shall be clearly identified as an amendment notification.

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				ATTACHMENT TO FORM 12b-25

			    SUPERMAIL INTERNATIONAL, INC.
		   Anticipated Change in Results of Operations

			NONE

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					Exhibit Index

None
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